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                                                                    Exhibit 99.1


UBS AND PAINEWEBBER COMPLETED THEIR MERGER ON 3RD NOVEMBER CREATING A PREEMINENT GLOBAL INVESTMENT SERVICES FIRM. THE TOTAL COST OF THE TRANSACTION TO UBS WAS USD 11.8 BILLION.



UBS and PaineWebber completed their merger on 3rd November 2000. "I am pleased with the speedy and successful completion of the merger. The smoothness with which it has been accomplished means we can now concentrate on rapid value creation for our employees, clients and shareholders", commented Marcel Ospel, President and Chief Executive Officer of the UBS Group, "With PaineWebber becoming an integral part of the UBS Group, we are exceptionally well placed in wealth management in the United States as well as the rest of the world. The combination of PaineWebber's client franchise and UBS's product range unlocks immense opportunities for growth. Our two organizations are an excellent strategic fit."

The combination of UBS Warburg and PaineWebber creates a world-class investment services firm employing 39,000 people, 28,000 of them in the United States. PaineWebber brings 2.7 million new clients to UBS's customer franchise and approximately CHF 865 billion in client assets.

PaineWebber will be an integral part of the UBS Warburg business group. PaineWebber's private clients and asset management businesses will continue under their current management and will absorb all UBS Warburg's existing private client activities, including about 1500 employees. The PaineWebber brand will be retained for all US private client business. The capital markets activities of PaineWebber are being integrated fully and rapidly with those of UBS Warburg, including the transfer of approximately 1600 employees after rationalization, and a full review of options to consolidate premises. UBS expects all these businesses to be fully integrated before the end of this year.

FINANCING THE PAINEWEBBER TRANSACTION

In completing the transaction, UBS acquired a total of 163.8 million PaineWebber shares for a total consideration of USD 11.8 billion (CHF 20.8 billion), based on the closing UBS share price on the SWX Swiss Exchange on 3rd November 2000 of CHF 252.5 per share, and a CHF/USD exchange rate of 1.762.

In accordance with the terms of the Merger Agreement, the consideration was satisfied by the delivery of 40.6 million UBS shares and a cash payment of USD
6.0 billion (CHF 10.6 billion). Final results of the proration of cash and share elections will be published on 7th November 2000 via the website:
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www.ubs.com/investor-relations.

As previously announced, UBS has chosen to make an initial issuance from authorized capital of 12 million ordinary shares, as well as re-issuing 7 million ordinary shares currently held in Treasury. The remaining shares delivered at the completion of the merger have been borrowed.

Following the exercise of options by PaineWebber employees, 12.7 million PaineWebber options remain outstanding and will be converted into 6.3 million new UBS options, with an implied economic value of USD 0.5 billion (CHF 1.0 billion). As a result of the exercise of options, PaineWebber has received cash proceeds of USD 0.5 billion (CHF 1.0 billion).

Based on the value of the consideration paid to PaineWebber shareholders and the implied economic value of the converted options, less the receipt of option exercise proceeds, the total economic cost of the transaction to UBS is estimated to amount to USD 11.8 billion (CHF 20.8 billion).

TREASURY SHARE REPURCHASE PROGRAM

Following the end of restrictions in force during the PaineWebber merger process, UBS is now free to resume normal capital management activities, and it intends to start today a Treasury share repurchase program that will run until June 30th 2001 at the latest. Any shares that are repurchased will be used for Treasury purposes, and will not be cancelled.

The strong market positioning of UBS's business groups drives strong cashflow generation which can lead to levels of capital in excess of that required for building its core businesses. As with its previous repurchase programs, UBS will mitigate this capital build-up by selectively investing in its own shares. UBS is and intends to remain one of the best-capitalized financial institutions in the world.

UBS will restrict its total daily repurchases to 25% of the average world-wide daily traded volume over the preceding 30 business days.

In order to ensure maximum transparency and clarity for investors, UBS will publish the amount of Treasury shares repurchased every ten business days, as well as upon termination of the program.


Zurich / Basel, 6 November 2000

UBS


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:
This press release contains statements that constitute "forward-looking statements", including, without
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limitation, statements relating to the implementation of strategic initiatives, including the implementation of the integration of PaineWebber into UBS, and other statements relating to our future business development and economic performance. While these forward looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, (1) general market, macro-economic, governmental and regulatory trends, (2) movements in local and international securities markets, currency exchange rates and interest rates, (3) competitive pressures, (4) technological developments, (5) changes in the financial position or credit worthiness of our customers, obligors and counterparties, and (6) our ability to carry out the integration of PaineWebber into UBS within the scheduled timeframe and to achieve the anticipated resulting benefits of the merger.

Other key factors that we have indicated could adversely affect our businesses and financial performance are contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission (the "SEC"). Additional information concerning factors that could cause such a difference can be found in UBS's Second Quarter 2000 Report and other filings made by UBS or Paine Webber with the SEC. Neither UBS nor PaineWebber are under any obligation to (and each expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.